                                                                      Exhibit 11

                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                 THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                             --------------------------      ----------------------------
                                                             OCTOBER 1        OCTOBER 2      OCTOBER 1          OCTOBER 2
                                                               1994             1993            1994               1993
                                                             ---------        ---------      ---------          ---------
PRIMARY EARNINGS PER SHARE

Net income                                                   $87,804           $76,815        $199,618          $185,275
Less preferred stock dividends                                   849               775           2,548             2,331
                                                             -------           -------        --------          --------
Net income available to common stockholders                  $86,955           $76,040        $197,070          $182,944
                                                             =======           =======        ========          ========

Average number of common shares outstanding                   64,707            64,412          64,628            63,861
                                                             =======           =======        ========          ========

Primary earnings per share                                     $1.34             $1.18           $3.05             $2.86
                                                               =====             =====           =====             =====

FULLY DILUTED EARNINGS PER SHARE

Net income                                                   $87,804           $76,815        $199,618          $185,275
Increased ESOP contribution required if preferred
      stock were converted to common                             384               398           1,147             1,181
                                                             -------           -------        --------          --------
Fully diluted earnings                                       $87,420           $76,417        $198,471          $184,094
                                                             =======           =======        ========          ========

Average number of common shares outstanding                   64,707            64,412          64,628            63,861
Additional common equivalent shares resulting from:
      Conversion of preferred stock                            1,620             1,646           1,627             1,650
      Dilutive effect of stock options                           371               305             358               383
                                                             -------           -------        --------          --------
Average number of common and common equivalent shares         66,698            66,363          66,613            65,894
                                                             =======           =======        ========          ========

Fully diluted earnings per share                               $1.31             $1.15           $2.98             $2.79
                                                               =====             =====           =====             =====





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